EXHIBIT 10.1

August 16, 2002

Mr. James L. Mann

Dear Jim:

As part of the management transition plan at SunGard Data Systems Inc. (the “Company” or “SunGard”), it is our understanding that you are relinquishing the Chief Executive Officer position and that, effective immediately, Cris Conde will be elected to that position. As part of this transition, we have agreed to the following terms regarding your continued relationship with the Company and your future responsibilities.

1. Subject to satisfying its fiduciary duties and other applicable legal standards, the Board of Directors of the Company (or, if applicable, the Nominating Committee) will nominate you as a director candidate, use reasonable efforts to seek your reelection as a director, and elect you as Chairman of the Board through May 31, 2004. After May 31, 2004, your election as Chairman of the Board will be at the sole discretion of the Board.

2. The Company will use its best efforts to retain you as an employee of SunGard through May 31, 2011. During this time, you will provide advice and services in the areas of acquisitions, long-term strategy, executive development and other subjects within your knowledge and experience. You will attend the Company’s annual planning meetings and will be available to attend other meetings when reasonably requested.

3. Until May 31, 2004, you will continue to participate in the Company’s executive incentive compensation program at the level determined by the Compensation Committee. Beginning June 1, 2004, you will no longer be eligible to participate in the Company’s executive incentive compensation program. If you are reelected as Chairman of the Board in May 2004, you will receive an annual salary of $500,000 for the period from June 1, 2004 through May 31, 2005. If you cease to serve as Chairman of the Board but remain a director of the Company, you will receive a cash amount comparable to other outside directors. If you cease to be a director of the Company, the Company will no longer be obligated to compensate you as Chairman or as a director, but may elect to pay you an annual salary as determined by the Compensation Committee. After May 31, 2005, your compensation will be as determined by the Compensation Committee. Your compensation will be paid in accordance with the Company’s usual payroll practices and will be subject to the usual withholdings.

4. You will continue to have a dedicated office and reasonable administrative support at the Company’s headquarters or at any other SunGard facility reasonably requested by you. You will continue to have access to, and use of, SunGard’s personal computers you are currently using (and reasonable replacements thereof) as well as SunGard’s corporate network and intranet (including the Company’s e-mail and database resources).

5.  While you are an employee of the Company, your SunGard stock options will continue to vest in accordance with the terms of your option grant letters, you will have the right to participate in SunGard’s employee stock purchase and 401(k) savings plans, and your group health and other employee benefits will continue in accordance with the Company’s employee benefit plans.

6.  You will continue to comply with SunGard’s corporate policies. You will maintain the confidentiality of SunGard’s trade secrets and confidential information. While you serve as Chairman of the Board, you will not enter into any activity that competes with SunGard.

7.  Except as provided in this letter, you will not receive any other compensation and benefits from SunGard as long as you are an employee of the Company.

8.  Your indemnification agreement with SunGard will continue in effect.

9.  This letter will remain in effect until May 31, 2011 unless sooner terminated as a result of your death or long-term disability, your voluntary resignation, or your termination by SunGard for cause.

10.  This letter will be governed by Pennsylvania state law (without regard to conflicts of laws). This letter supersedes any previous or contemporaneous agreements, discussions or proposals, oral or written, between you and SunGard regarding the subject matter hereof. This letter may not be amended, and no rights under this letter may be waived, except in a written document signed by the party against whom enforcement is sought. This letter will be enforceable by and against SunGard and its successors and assigns irrespective of any future change in management or control, and by and against you and your heirs, executors, administrators and personal representatives. If any provision of this letter is held to be unenforceable, then the remainder of this letter will remain enforceable without regard to the unenforceable provision. In any action to enforce this letter, the prevailing party will be entitled to recover reasonable attorney’s fees and legal expenses from the other party.

Please sign below to indicate your agreement with the terms of this letter.

Sincerely,

/s/ Michael J. Ruane

Michael J. Ruane
SVP-Finance & Chief Financial Officer

Agreed To:	Approved:

/s/ James L. Mann	/s/ Michael C. Brooks
James L. Mann	Michael C. Brooks
Chairman of the Board of Directors	Compensation Committee Chairman
Date: August 16, 2002	Date: August 16, 2002